Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements (No. 333-60428, 333-79357, 333-79369, 333-79375, 333-79365, 333-80647, 333-69622, 333-73302, 333-100786, 333-117894, 333-128992, 333-128993) on Form S-8 of our reports dated February 24, 2006, relating to the financial statements and financial statement schedule of The Pepsi Bottling Group, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Pepsi Bottling Group, Inc. and subsidiaries for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
New York, New York
February 24, 2006